ASSET ACQUISITION AGREEMENT

                                by and among


                                TENERA, INC.,
                           a Delaware corporation,


                          TENERA TECHNOLOGIES, LLC
                    a Delaware limited liability company,


                                     and


                          SPEAR TECHNOLOGIES, INC.,
                          a California corporation

         THIS ASSET ACQUISITION AGREEMENT (the "Agreement") is made this 14th day of November, 1997, by and among TENERA, INC. ("TENERA"), a Delaware corporation, and TENERA TECHNOLOGIES, LLC (the "LLC"), a Delaware limited liability company (sometimes collectively referred to herein as "Seller"), on the one hand, and SPEAR TECHNOLOGIES, INC., a California corporation ("Buyer"), on the other hand. Capitalized terms not otherwise defined herein are defined in Article I.


                                  RECITALS

          A. The LLC is a wholly owned subsidiary of TENERA, through which TENERA conducts its transportation technology business (the "Business").

          B. Buyer is a corporation newly formed by members of management of TENERA for the purpose of acquiring all of the assets and liabilities of the Business.

          C. Buyer desires to purchase and assume from the Seller, on the following terms and conditions, the Assets and the Assumed Liabilities.

          D. Seller desires to sell and assign to Buyer, on the following terms and conditions, the Assets and the Assumed Liabilities.

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:


                                 ARTICLE I.
                                 DEFINITIONS

          "Assets" means all contracts, leases and distribution licenses (collectively, "Contracts"), proprietary software, tangible personal property and other assets owned or used by or in connection with the Business set forth on Schedule A, all right, title and interest in assets used by or in connection with the Business that TENERA possesses and has the right to transfer, and all right, title and interest that the LLC possesses and has the right to transfer in and to its other assets and property, real, personal, and mixed, tangible and intangible, of whatever kind, and all goodwill of the Business and value thereof as a going concern, except the Retained Assets. Without limiting the generality of the foregoing, the Assets include the following items:

               (a) all accounts and notes receivable and deposits (excluding cash and cash equivalents)of the LLC;

               (b) all Intellectual Property of the LLC, or used by or in connection with Business, and documentation thereof and the right and power to assert, defend and recover title thereto in the same manner and to the same extent as Seller could or could cause to be done if the transactions contemplated hereby did not occur, and the right to recover for past damages on account of the infringement, misuse, or theft thereof;

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

               (c) all records, including business, engineering, and other records, and all associated documents, discs, tapes, and other storage or recordkeeping media of the LLC and the Business, including but not limited to all sales data, customer lists, accounts, bids, contracts, supplier records, and other data and information relating to the Business, but excluding original copies of the corporate minute books of the LLC, which books Seller will retain and permit Buyer access to or, in the event Seller desires to dispose of such books, will turn over to Buyer;

               (d)  all claims and rights under the Licenses and Contracts;
and

               (e) all other claims against others, rights and choses in action arising from the Business, including those arising under insurance policies, liquidated or unliquidated.

          "Assumed Liabilities" means all liabilities and obligations of the LLC, or relating to or arising out of the Assets or the Business (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) other than the Retained Liabilities, including without limitation:

               (a) all liabilities and obligations of the LLC and the Business set forth on Schedule B;

               (b) all liabilities of the LLC for unpaid taxes with respect to periods prior to the Closing;

               (c) all liabilities of the LLC for transfer, sales, use, and other taxes (excluding income taxes) arising in connection with the consummation of the transactions contemplated hereby;

               (d) all liabilities and obligations for severance or any other claim asserted by any employee of the LLC, all of which are set forth on Schedule C (the "Transferred Employees"), or under any employee benefit plan in which any Transferred Employee was a participant;

               (e) all liabilities and obligations of or relating to the LLC with respect to environmental matters; and

               (f) all obligations of the LLC to indemnify any person (including any LLC manager or member) with respect to any matter arising prior to the Effective Time, by reason of the fact that such person was a member, manager, officer, employee or agent of the LLC or was serving at the request of the LLC as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any law, charter document, operating agreement, agreement, or otherwise); provided, however, that the Assumed Liabilities shall not include any liability or obligation of TENERA or the LLC under or arising out of this Agreement or the consummation of the transactions contemplated hereby.

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

               "Business" shall have the meaning set forth in Recital A herein.

               "Closing" means the consummation of the transactions contemplated by this Agreement.

               "Closing Date" means November 14, 1997 or, if the conditions to Closing are not by then satisfied, on such Closing Date and upon satisfaction of such conditions as the Parties shall mutually agree.

               "Effective Time" shall mean the effective time of the Closing, which shall be as of the close of business on the Closing Date.

               "Intellectual Property" means any copyrighted work and registrations thereof and applications therefor, trade secret, software program, invention, process, and item of proprietary know-how and other intellectual property, and all licenses, sublicenses, and agreements in respect thereof, in each case used or licensed by or to Seller, except those included in the Retained Assets.

               "License" means each license, permit, approval, registration or certificate required for the conduct of Business.

               "Party" means either Buyer or Seller, and "Parties" means all of them.

               "Retained Assets" means (i) all cash and cash equivalents of the LLC, (ii) all rights in and to any and all of the TENERA trade name and trademarks set forth on Schedule D.

               "Retained Liabilities" means any and all (i) liabilities accrued prior to the Effective Time for salary owed to any Transferred Employee, and (ii) intercompany liabilities of the LLC to TENERA set forth on Schedule E.


                                 ARTICLE II.
                         PURCHASE AND SALE OF ASSETS

               2.1 Assets to be Purchased. Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Seller hereby agrees to sell to Buyer all right, title and interest of Seller in and to all of the Assets.

               2.2 Assumed Liabilities. Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Seller hereby agrees to assign and transfer to Buyer and Buyer hereby agrees to assume the Assumed Liabilities.

               2.3 Consideration. The consideration for the Assets shall be the aggregate of (i) One Million Three Hundred Thousand Dollars ($1,300,000), plus an amount equal to all cash payments made in connection with the Business after October 31, 1997 until the Effective Time (excluding salaries of the Transferred Employees accrued prior to November 1, 1997) as set forth on Schedule F (the "Cash Consideration"), payable all in cash by wire transfer of immediately

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

available funds, (ii) Three Hundred Thousand Dollars ($300,000)represented by a promissory note in the form attached hereto as Exhibit A (the "Note"), (iii) a warrant to purchase shares of the common stock of Buyer in the form attached hereto as Exhibit B (the "Warrant"), plus (iv) the amount of the Assumed Liabilities (collectively, the "Purchase Price").

               2.4 Closing. The Closing shall take place on the Closing Date at the offices of TENERA, Inc., One Market, Spear Tower, Suite 1850, San Francisco, CA 94105, or if the conditions to Closing are not by then satisfied, on such Closing Date, and upon satisfaction of such conditions as the Parties shall mutually agree and designate.

               2.5 Deliveries of Seller at Closing. At Closing, subject to the conditions to the Seller's obligations in Article VI, Seller shall execute and deliver to Buyer the documents identified in Section 5.7.

               2.6 Deliveries of Buyer at Closing. At Closing, subject to the conditions to the Buyer's obligations in Article V, Buyer shall execute and deliver to Seller the items and documents identified in Sections 6.4 and 6.5.

               2.7 Allocation. The Parties agree to allocate the Purchase Price among the Assets for all purposes in accordance with Schedule G.


                                ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF SELLER

               TENERA and the LLC, jointly and severally, hereby make the following representations and warranties, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date, and each of which shall survive the Closing Date and the consummation of the transactions contemplated hereby.

               3.1 Corporate and LLC Existence. TENERA is a corporation, and the LLC is a limited liability company, each of which is duly organized, validly existing and in good standing under the laws of Delaware.

               3.2 Approval; Binding Agreement. The execution and delivery of this Agreement has been duly authorized and approved by all necessary corporate or limited liability company action, as applicable, of each of TENERA and the LLC, and such authorization and approval has not been revoked. Pursuant to such authorization and approval, each of TENERA and the LLC has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement is the legal, valid and binding obligation of each of TENERA and the LLC, enforceable against each of them according to its terms.

               3.3 No Breach of Charter Documents or Agreements. The execution of this Agreement and the consummation of the transactions contemplated hereby has not and will not constitute or result in the breach of any of the provisions of, or constitute a default under, the articles of incorporation or by-laws of TENERA, the articles of organization or the operating agreement of the LLC, or any material agreement or commitment to which either is a party or by

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

which either is bound.

          3.4 Broker's Fees. Seller has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

          3.5 Disclaimer of Representations and Warranties. Seller makes no other representation or warranty, express or implied, at law or in equity, in respect of any of the Assets, Assumed Liabilities or operations of the Business, including, without limitation, with respect to title, merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that the Buyer is purchasing the Assets on an "as-is, where-is" basis.


                                 ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, and each of which shall survive the Closing Date and the consummation of the transactions contemplated hereby.

          4.1 Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

          4.2 Approval; Binding Agreement. The execution and delivery of this Agreement has been duly authorized and approved by all necessary corporate action of Buyer, and such authorization and approval has not been revoked. Pursuant to such authorization and approval, Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer according to its terms.

          4.3 No Breach of Articles or Agreements. The execution of this Agreement and the consummation of the transactions contemplated hereby has not and will not constitute or result in the breach of any of the provisions of, or constitute a default under, the articles of incorporation or by-laws of Buyer, or any material agreement or commitment to which Buyer is a party or by which it is bound.

          4.4 Broker's Fees. Buyer has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

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


                                 ARTICLE V.
                      CONDITIONS TO BUYER'S OBLIGATIONS

          The obligations of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

          5.1 Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement and in the documents to be delivered to Buyer pursuant hereto and in connection herewith shall be true and correct in all respects on the date hereof and on the Closing Date as though such representations and warranties were made on the Closing Date.

          5.2 Approval by TENERA. The Board of Directors of TENERA shall have approved the execution and delivery of this Agreement by TENERA and the LLC and the transactions contemplated hereby in accordance with all applicable requirements of law and the charter documents of TENERA and the LLC.

          5.3 Performance of this Agreement. Seller shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

          5.4 No Material Adverse Change. There shall have been no material adverse change, actual or threatened, in the Business (including the Assets and Assumed Liabilities), whether or not covered by insurance, as a result of any cause whatsoever.

          5.5 No Lawsuits. No suit, action or other proceeding or investigation shall be threatened or pending before or by any court or governmental agency concerning this Agreement or the consummation of the transactions contemplated hereby. No governmental agency shall have threatened or directed any request for information concerning this Agreement, the transactions contemplated hereby or the consequences or implications of such transactions to Buyer or Seller, or any officer, director, employee or agent of either of them.

          5.6 No Restrictions. There shall exist no conditions, restrictions or reservations affecting the title to or utility of the Assets which would prevent Buyer from occupying and utilizing the Assets, or any part thereof, to the same extent that Seller might continue to do so if the sale and transfer contemplated hereby did not take place, except for the failure to obtain any third party consent which may be required in connection with the transfer of any of the Assets.

          5.7 Delivery of Closing Documents. Buyer shall receive from Seller on the Closing Date:

               (a) A Bill of Sale in the form attached hereto as Exhibit C conveying to Buyer all of Seller's right, title and interest in and to the Assets, duly executed by Seller.

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

               (b) An Assignment in the form attached hereto as Exhibit D assigning to Buyer all of Seller's interest in and to the Contracts, Intellectual Property and Licenses, duly executed by Seller.

               (c) A Certificate of TENERA to the effect that each of the conditions specified in Section 5.1 - 5.6 is satisfied.

          5.8 License Agreement. On or before the Closing Date, Buyer and TENERA shall have entered into a license agreement in the form attached as Exhibit E pursuant to which TENERA shall grant Buyer a fully paid, exclusive license and right to use the TENERA trade name and trademarks as currently used in connection with the Business as it is currently conducted for a period of one (1) year from the Effective Date.

          5.9 Further Assurances. Buyer shall have received such further instruments and documents as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.


                                 ARTICLE VI.
                     CONDITIONS TO SELLER'S OBLIGATIONS

          The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

          6.1 Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement, and in documents to be delivered to Seller pursuant hereto and in connection herewith shall be true and correct in all respects on the date hereof and on the Closing as though such representations and warranties were made on the Closing Date.

          6.2 Performance of this Agreement. Buyer shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

          6.3 No Lawsuits. No suit, action or other proceeding or investigation shall be threatened or pending before or by any court or governmental agency concerning this Agreement or the consummation of the transactions contemplated hereby. No governmental agency shall have threatened or directed any request for information concerning this Agreement, the transactions contemplated hereby or the consequences or implications of such transactions to Buyer or Seller, or any officer, director, employee or agent of either of them

          6.4 Delivery of the Purchase Price . Seller shall receive from Buyer on the Closing Date the Cash Consideration, and the Note and Warrant duly executed by Buyer.

          6.5 Delivery of Closing Documents. Seller shall receive from Buyer on the

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

Closing Date:

              (a) An Assumption of the Assumed Liabilities in the form attached hereto as Exhibit F duly executed by Buyer.

               (b) A Certificate of Buyer to the effect that each of the conditions specified in Section 6.1 - 6.3 above is satisfied.

          6.6 Further Assurances. Seller shall have received such further instruments and documents as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.


                                ARTICLE VII.
                               INDEMNIFICATION

          7.1 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless each of TENERA and the LLC, any corporation or other entity affiliated with TENERA and the LLC, and any member, manager, director, officer, employee, shareholder or agent of any of them (an "Indemnified Party") from and against all obligations, debts, claims, liabilities, losses, costs, deficiencies and expenses, including without limitation reasonable attorneys' fees, costs of litigation and investigation, interest and penalties in connection therewith ("Losses") which may be sustained by any Indemnified Party and arise from (i) the breach of any agreement, covenant, representation, warranty, or other obligation of Buyer made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto; or
(ii) the operation of the Business by Buyer after the Effective Time.

          7.2 Indemnification by Seller. Seller shall indemnify, defend and hold harmless each of Buyer, any corporation or other entity affiliated therewith, and any member, manager, director, officer, employee, shareholder or agent of any of them (an "Indemnified Party") from and against all obligations, debts, claims, liabilities, losses, costs, deficiencies and expenses, including without limitation reasonable attorneys' fees, costs of litigation and investigation, interest and penalties in connection therewith ("Losses") which may be sustained by any Indemnified Party and arise from the breach of any agreement, covenant, representation, warranty, or other obligation of Seller made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto.

          7.3 Participation in Litigation. In the event any suit or other proceeding is initiated against any Indemnified Party with respect to which such Indemnified Party alleges the other party (the "Indemnifying Party") is or may be obligated to indemnify an Indemnified Party hereunder, Indemnifying Party shall be entitled to defend, on behalf of the Indemnified Party, such suit or proceeding, at the expense of Indemnifying Party and by counsel of its choosing, provided that (i) such counsel is reasonably satisfactory to the Indemnified Party, and (ii) Indemnified Party shall be entitled to participate in such suit or proceeding with counsel of its choosing at its own expense, which counsel shall be afforded access to all information pertinent to such suit or proceeding. Indemnifying Party shall not settle or otherwise compromise any such suit or proceeding without the prior consent of such Indemnified Party if the effect of such settlement or compromise would be to impose liability on any such Indemnified Party hereunder.

          7.4 Claims Procedure. In the event from time to time any Indemnified Party has or will suffer any Losses for which Indemnifying Party is obligated to indemnify it hereunder, it shall promptly notify Indemnifying Party in writing of the matter, specifying therein the reason why such Indemnified Party believes that such Indemnifying Party is or will be obligated to indemnify, the amount, if liquidated, to be indemnified, and the basis on which such Indemnified Party has calculated such amount; if not yet liquidated, the notice shall so state. Indemnifying Party shall (i) pay any amount to be indemnified hereunder, or (ii) undertake and commence a defense of the Indemnified Party regarding any such matter, within a reasonable period of time but in any event not more than 30 days after receipt of notice from the Indemnified Party. The failure or delay of any Indemnified Party to provide notice hereunder shall not effect such party's right to indemnification hereunder in the absence of actual prejudice to Indemnifying Party resulting from such failure or delay.


                                ARTICLE VIII.
                                MISCELLANEOUS

          8.1 Expense Sharing Arrangement. The parties hereby agree to use reasonable good faith efforts to enter into an agreement relating to the shared use and allocation of costs of the office space, equipment and general and administrative personnel located at One Market, Spear Tower, Suite 1850, San Francisco, CA 94105, pursuant to which Buyer will reimburse Seller for its allocable portion of all direct costs incurred by Seller in connection with such shared facilities.

          8.2 Consents. In the event that the transfer or assignment of any Contract or other Asset requires the consent of any third party, the parties hereby agree to cooperate in good faith to obtain such consent and shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required in connection therewith and the consummation of the transactions contemplated hereby. Specifically, in the event that any Contract is not assignable to Buyer, the parties shall cooperate in good faith to structure an arrangement (such as a subcontract between Seller and Buyer, as subcontractor) so that each party receives the same economic benefit as if the Contract had actually been so assigned. Buyer shall indemnify and hold harmless Seller and any Seller Indemnified Party in the manner and to the extent set forth in Article VII against any Losses which may be sustained by Seller in connection with any such arrangement or the failure to obtain any such assignment.

          8.3  Assignment; Binding Agreement.

               (a) Neither this Agreement nor any of the rights or obligations hereunder may be assigned without prior written consent of the Parties.

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

               (b) This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

          8.4  Confidentiality; Publicity.  Except (i) as required by law,
(ii) after such information has become generally available to the public other than in violation of this Agreement, (iii) to any Party's attorneys or accountants, (iv) to third parties to the minimum extent necessary in connection with the preparation of income tax returns and financial statements and in connection with lending transactions, or (v) by the Buyer in connection with obtaining investments or financing for the consummation of the transactions contemplated hereby, no Party hereto will disclose to any person or entity the financial terms of this Agreement without the prior written consent of the other Parties, which consent may be withheld by such Parties in their sole discretion. On or promptly after the Closing, the Parties will cooperate in good faith in preparing and issuing a public announcement relating the Closing.

          8.5 Bulk Sales. The parties hereby waive compliance with any applicable law governing bulk sales. Buyer agrees to indemnify, defend and hold harmless Seller from and against all loss, cost or expenses, resulting from the assertion of claims made against the Assets sold hereunder or against Seller by creditors under any bulk sales law with respect to liabilities and obligations of Seller assumed by Buyer hereunder, such indemnity to be in accordance with the provisions of Article VII hereof.

          8.6 Remedies. Nothing contained herein is intended to or shall be construed to limit the remedies which either party may have against the other in the event of a breach of or default under this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

          8.7 Entire Agreement and Modification. This Agreement, including the Exhibits and Schedules attached hereto and the documents delivered pursuant hereto, constitutes the entire agreement between the parties. No changes of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by all Parties.

          8.8 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

          8.9 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          8.10 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Both parties have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

          8.11 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of California.

          8.12 Payment of Fees and Expenses. Each Party shall pay all fees and expenses of such Party's respective counsel, accountants and other experts and all other expenses incurred by such Party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

          8.13 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid or by reputable overnight courier (e.g., Federal Express) and addressed as set forth below:

               If to Seller:

                    TENERA, INC.
                    One Market, Spear Tower
                    Suite 1850
                    San Francisco, CA  94105
                    Attention: Chief Executive Officer

                    copy to:

                    Bryan Cave LLP
                    120 Broadway, Suite 500
                    Santa Monica, CA 90401
                    Attention: Thomas S. Loo, Esq.

               If to Buyer:

                    SPEAR TECHNOLOGIES, INC.
                    One Market, Spear Tower
                    Suite 1850
                    San Francisco, CA  94105
                    Attention:  Michael D. Thomas

                    copy to:

                    Gray Cary Ware & Freidenrich400 Hamilton Avenue Palo Alto, CA 94301
                    Attention: Thomas W. Furlong, Esq.

          Any such notice personally served shall be deemed received upon receipt. Any notice sent by mail, certified or registered, shall be deemed received three (3) business days after deposit in the mail. Any notice sent by reputable overnight courier shall be deemed received on the next business day following deposit with the courier. Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

          8.14 Further Assurances. The Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

          8.15 Arbitration. Any controversy or claim among the Parties arising out of or relating to this Agreement, or the breach hereof, shall be finally and conclusively settled and resolved by arbitration pursuant to the commercial rules and under the auspices of the American Arbitration Association ("AAA"). Venue for such arbitration shall be located at the offices of the AAA located in San Francisco, California.

          8.16 Attorneys' Fees and Costs. If any action is brought for enforcement of this Agreement, the prevailing Party shall be entitled to recover from the other party all attorneys' fees, expenses and costs, court costs and costs of arbitration, litigation and investigation incurred by the prevailing Party in protecting or enforcing its rights hereunder.

               IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

          SELLER:                      TENERA, INC.

                                       By:  /s/ JEFFREY R. HAZARIAN
                                            --------------------------------
                                               Jeffrey R. Hazarian
                                       Title:  Chief Financial Officer

                                       TENERA TECHNOLOGIES, LLC

                                       By:  /s/ JEFFREY R. HAZARIAN
                                            --------------------------------
                                               Jeffrey R. Hazarian
                                       Title:  Chief Financial Officer

                                       BUYER:  SPEAR TECHNOLOGIES, INC.

                                       By:  /s/ MICHAEL D. THOMAS
                                            --------------------------------
                                               Michael D. Thomas
                                       Title:  Chief Executive Officer

                       TABLE OF SCHEDULES AND EXHIBITS

                                  Schedules

A  Assets
B  Assumed Liabilities
C  Transferred Employees
D  Retained Assets
E  Retained Liabilities
F  Post 10/31/97 Payments
G  Purchase Price Allocation


Exhibits

A  Promissory Note
B  Warrant
C  Bill of Sale
D  Assignment of Contracts, Intellectual Property and Licenses
E  License Agreement
F  Assumption of Liabilities

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